Exhibit 99.1

E A R N I N G S R E L E A S E

Press Contacts:	Gary R. Shook, President & CEO	540-687-4801 or
pres@middleburgbank.com

	Raj Mehra, EVP & CFO	540-687-4816 or
cfo@middleburgbank.com

	Jeffrey H. Culver, EVP & COO	703-737-3470 or
coo@middleburgbank.com

MIDDLEBURG FINANCIAL CORPORATION ANNOUNCES FOURTH QUARTER 2016 RESULTS

MIDDLEBURG, VA. – January 30, 2017 – Middleburg Financial Corporation (the “Company”) (Nasdaq: MBRG), today announced net income of $1.09 million, or $0.15 per diluted share, for the quarter ended December 31, 2016 and $8.06 million, or $1.13 per diluted share, for the full year 2016.

“On October 24, 2016, the Company announced a Definitive Agreement of a strategic merger of equals with Access National Corporation (NASDAQ: ANCX). We believe that this combination will result in Virginia's premier bank, with enhanced scale, improved efficiency and a well-diversified business model. The two companies have highly complementary businesses and geographic footprints with a greater market reach which creates significant opportunities for growth. Our strategic focus mirrors the attributes of the high net worth northern and central Virginia market and bodes well for us as we move forward,” said Gary R. Shook, President and CEO of Middleburg Financial Corporation. “While the fourth quarter had some bumpiness from significant merger related expenses, we did see quality loan growth accompanied by a lower cost of funds and an expanded net interest margin. Loan growth came from all of our markets with a diversity of loan types. For the second year in a row Middleburg Investment Group ("MIG") produced record earnings of $1.2 million. With approximately $2 billion in assets under administration, MIG has the scale that will continue to drive increased profitability.”

Fourth quarter and full year 2016 highlights :

•	The pending strategic merger with Access National Corporation is on track to close during the second quarter of 2017.

•
Net income was $1.09 million, or $0.15 per diluted share, compared to $2.26 million, or $0.32 per diluted share, for the previous quarter and $781,000, or $0.11 per diluted share, for the same period in 2015.

•	Total revenue was $13.53 million for the fourth quarter of 2016, higher by 14.09% compared to the previous quarter and an increase of 14.41% relative to the same period in 2015.

•	The net interest margin expanded by 6 basis points to 3.17%, compared to 3.11% for the previous quarter and was unchanged relative to the same period in 2015.

•
Cost of funds declined by 2 basis points to 36 basis points during the fourth quarter compared to 38 basis points for the previous quarter. The cost of funds for the full year 2016 was 38 basis points unchanged relative to the full year 2015.

•	Reported earnings reflect merger related expenses of $1.05 million for the fourth quarter of 2016 and $1.29 million for the full year 2016.

•	Loans held-for-investment increased by $14.21 million or 6.68% on an annualized basis during the fourth quarter of 2016.

•	Deposits grew by 1.18% in 2016 to $1.05 billion at December 31, 2016, while non-interest bearing demand deposits grew by 5.37% during 2016.

•
A loan loss provision of $1.80 million was recognized in the current quarter which resulted in a ratio of loan loss reserves to total loans of 1.33% and the ratio of reserves to nonaccrual loans was 179.90% at December 31, 2016.

TOTAL REVENUE
Total revenue, which is composed of net interest income and non-interest income (before any provision for loan losses), was $13.53 million for the fourth quarter of 2016, higher by 14.09% compared to the previous quarter and by 14.41% compared to the same period in 2015.

Net Interest Income
The Company recorded net interest income of $9.62 million for the fourth quarter of 2016, relatively unchanged compared to the previous quarter and higher by 1.53% compared to the same period in 2015. The net interest margin in the fourth quarter of 2016 was 3.17%, higher by 6 basis points ("bp") compared to the previous quarter and unchanged compared to the same period in 2015.

The following factors contributed to the change in net interest margin during the fourth quarter of 2016 compared to the previous quarter:

•	Yields on earning assets increased by 4 bp compared to the previous quarter.

•
Yields on investment securities increased by 24 bp compared to the previous quarter. A significant portion of the investment portfolio is in residential mortgage backed securities ("MBS") and SBA securities. These securities experienced slower prepayments which had the effect of reducing premium amortization and increasing yields. Yields on floating rate securities, many of which have coupons that are indexed to either LIBOR or the Prime rate, increased following the decision by the Federal Reserve to raise the target Federal Funds rate by 25 bp in December of 2016.

•
Yields on loans decreased by 7 bp compared to the previous quarter, as we experienced some payoffs and also added loans at lower yields. The compression in loan yields was partially offset by higher yields on floating rate loans following the decision by the Federal Reserve to raise the target Federal Funds rate by 25 bp in December of 2016.

•	Cost of funds was 0.36%, compared to 0.38% for the previous quarter as we paid off some borrowings and higher cost time deposits.

The following table analyzes changes in net interest income comparing the fourth quarter of 2016 to the previous quarter and to the quarter ended December 31, 2015. Changes in tax-exempt income are presented on a tax-equivalent basis.

	Quarters Ended
(Dollars in thousands)	December 31, 2016 vs. September 30, 2016 Increase (Decrease) Due to Changes in:			December 31, 2016 vs. December 31, 2015 Increase (Decrease) Due to Changes in:
	Volume	Rate	Total	Volume	Rate	Total
Earning Assets:
Securities:
Taxable	$(50)	$210	$160	$(168)	$(66)	$(234)
Tax-exempt	(21)	—	(21)	(34)	(45)	(79)
Loans:
Taxable	(85)	(139)	(224)	506	(101)	405
Tax-exempt	—	(1)	(1)	—	(1)	(1)
Interest on deposits with other banks and federal funds sold	(2)	8	6	(1)	20	19
Total earning assets	$(158)	$78	$(80)	$303	$(193)	$110
Interest-Bearing Liabilities:
Checking	$(2)	$(1)	$(3)	$—	$14	$14
Regular savings	1	—	1	3	—	3
Money market savings	4	(1)	3	3	9	12
Time deposits:
$100,000 and over	(26)	—	(26)	(7)	(3)	(10)
Under $100,000	(21)	2	(19)	13	(49)	(36)
Total interest-bearing deposits	$(44)	$—	$(44)	$12	$(29)	$(17)
Securities sold under agreements to repurchase	—	—	—	—	1	1
FHLB borrowings and other debt	(57)	29	(28)	(15)	23	8
Total interest-bearing liabilities	$(101)	$29	$(72)	$(3)	$(5)	$(8)
Change in net interest income	$(57)	$49	$(8)	$306	$(188)	$118

Comparing the fourth quarter of 2016 to the previous quarter, the table shows that the increase in interest income for securities was primarily due to higher yields stemming from reduced premium amortization on amortizing securities. We continue to manage the investment portfolio with a focus on liquidity while retaining a balance between fixed and floating rate investments. The decrease in interest income from loans in the fourth quarter relative to the previous quarter came from payoff activity accompanied by lower yields on new loan originations. Interest income from securities in the fourth quarter of 2016 was lower compared to the same quarter in 2015 as we sold some higher yielding securities in the fourth quarter of 2016 and used proceeds to fund loans and also pay off borrowings and maturing time deposits. Interest income from loans in the fourth quarter of 2016 was higher relative to the same period in 2015 primarily as a result of growth in loan balances in 2016. Competition for good credits continues to pressure loan rates.

Non-Interest Income
Non-interest income for the fourth quarter of 2016 increased by 74.51% compared to the previous quarter and was higher by 66.14% compared to the quarter ended December 31, 2015.

•
Total revenue generated by our wealth management group, Middleburg Investment Group ("MIG") increased by 1.46% to $1.19 million compared to the previous quarter and increased by 2.51% compared to the same quarter in 2015. Fee income is primarily based upon the market value of assets under administration which were $1.93 billion at December 31, 2016.

•
Net gains from securities sold were $1.04 million for the fourth quarter and $1.55 million for the full year 2016. Securities were sold in order to fund loan originations and also to pay off borrowings and high cost maturing time deposits.

•
Other operating income was $894,000 for the quarter ended December 31, 2016, an increase of 557.35% compared to the previous quarter and an increase of 102.26% compared to the quarter ended December 31, 2015. In the fourth quarter of 2016, there was a substantial recovery of approximately $191,000 in expenses related to an overdrawn deposit account that had previously been charged off and also insurance proceeds of approximately $560,000 were received related to previously incurred storm damage to two of our financial service centers.

NON-INTEREST EXPENSE
Non-interest expense for the fourth quarter of 2016 increased by 9.22% compared to the previous quarter and by 23.13% compared to the same period in 2015. Principal categories of non-interest expense that changed were the following:

•
Salaries and employee benefit expense decreased to $4.61 million for the current quarter compared to $4.73 million for the prior quarter and increased by 22.12% when compared to the same period in 2015. The increase in salary and benefit expenses in the fourth quarter of 2016 relative to the same period in 2015 was due to higher incentive accruals in the fourth quarter of 2016.

•
Costs related to other real estate owned (OREO) decreased by $159,000 when compared to the prior quarter and increased by $25,000 when compared to the same period in 2015. OREO expenses were higher in the third quarter of 2016 due to valuation adjustments of $167,000 for several properties.

•	Expenses from computer operations were $659,000 for the current quarter, $605,000 for the prior quarter and $801,000 for the quarter ended December 31, 2015.

•
Legal and advisory fees increased to $1.34 million for the current quarter compared to $494,000 for the prior quarter and $328,000 for the quarter ended December 31, 2015. These increases were primarily due to legal and advisory fees that were incurred in the pending merger with Access National Corporation.

•
Other operating expenses increased by 21.90% compared to the prior quarter and increased by 20.81% when compared to the same period in 2015. The primary reason for the increase was a $200,000 impairment of repossessed assets during the current quarter.

ASSET QUALITY
Total nonperforming assets increased to $25.45 million as of December 31, 2016 compared to $23.77 million at September 30, 2016 and $25.51 million at December 31, 2015.

•	Nonaccrual loans decreased to $6.34 million compared to $6.70 million as of September 30, 2016 and $8.78 million compared to December 31, 2015.

•	Restructured loans that were accruing were $12.41 million compared to $12.39 million as of September 30, 2016 and $12.06 million as of December 31, 2015.

•	Other real estate owned was $5.07 million compared to $3.39 million as of September 30, 2016 and $3.35 million as of December 31, 2015.

•	Loans past due 90+ days and still accruing were $781,000 as of December 31, 2016 compared to $248,000 as of September 30, 2016 and $278,000 as of December 31, 2015.

•	Repossessed assets were $843,000 as of December 31, 2016 compared to $1.04 million as of September 30, 2016 and December 31, 2015.

The Company's allowance for loan and lease losses ("ALLL") was $11.40 million or 1.33% of total loans at December 31, 2016 compared to $11.05 million or 1.37% of total loans at December 31, 2015. The Company recorded a provision for loan losses of $1.80 million in the fourth quarter of 2016 compared to a recovery of provision of $297,000 in the previous quarter and a provision for loan losses of $2.70 million for the same period in 2015.

CONSOLIDATED ASSETS
Total consolidated assets at December 31, 2016 were $1.27 billion, lower by 1.72% since December 31, 2015. Changes in major asset categories were as follows:

•	Cash balances and deposits with other banks decreased by $10.68 million compared to December 31, 2015.

•	The securities portfolio decreased by $66.53 million compared to December 31, 2015, as we sold some securities to fund loans and pay off borrowings and maturing time deposits.

•	Loans held-for-investment increased to $860.10 million as of December 31, 2016.

CONSOLIDATED LIABILITIES
Total consolidated liabilities at December 31, 2016 were $1.15 billion, a decrease of 2.16% compared to December 31, 2015. Deposits grew by $12.26 million for the full year 2016 to $1.05 billion as of December 31, 2016. Federal Home Loan Bank ("FHLB") borrowings decreased by $45.50 million from December 31, 2015 to $39.50 million at December 31, 2016.

SHAREHOLDERS' EQUITY AND CAPITAL
Shareholders’ equity at December 31, 2016 was $126.68 million, compared to $123.55 million at December 31, 2015. Retained earnings at December 31, 2016 were $64.76 million compared to $60.39 million at December 31, 2015. During the quarter, the Company did not make any purchases under its share repurchase authorization and expects to refrain from any repurchases in deference to the pending merger. The tangible book value of the Company’s common stock at December 31, 2016 was $17.10 per share versus $16.93 per share at December 31, 2015.

The Company’s capital ratios remain well above regulatory minimum capital ratios as of December 31, 2016:

•	Tier 1 Leverage ratio was 9.73%, 5.73% over the regulatory minimum of 4.00% to be well capitalized.

•	Common Equity Tier 1 Ratio was 15.61%, 8.61% over the regulatory minimum of 7.00% to be well capitalized.

•	Tier 1 Risk-Based Capital Ratio was 16.25%, 7.75% over the regulatory minimum of 8.50% to be well capitalized.

•	Total Risk Based Capital Ratio was 17.50%, 7.00% over the regulatory minimum of 10.50% to be well capitalized.

Caution about Forward Looking Statements
Certain information contained in this release may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to the Company’s future operations and are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Risk and uncertainties related to the pending merger with Access National include, among others, ability to obtain regulatory approvals and meet other closing conditions to the transaction; delays in closing the transaction; changes in asset quality and credit risk; changes in interest rates and capital markets; the introduction, timing and success of business initiatives; competitive conditions; and the inability to recognize cost savings or revenues or to implement integration plans associated with the transaction. Annualized, pro forma, projected, and estimated numbers are used for illustrative purposes only, may not reflect actual results and may not be relied upon. For details on other factors that could affect expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, and other filings with the Securities and Exchange Commission.

About Middleburg Financial Corporation
Middleburg Financial Corporation is headquartered in Middleburg, Virginia and has two wholly owned subsidiaries, Middleburg Bank and Middleburg Investment Group, Inc. Middleburg Bank serves communities in Virginia with financial centers in Ashburn, Gainesville, Leesburg, Marshall, Middleburg, Purcellville, Reston, Richmond, Warrenton and Williamsburg. Middleburg Investment Group owns Middleburg Trust Company, which is headquartered in Richmond, Virginia with offices in Middleburg, Alexandria and Williamsburg.

Additional Information About the Proposed Transaction and Where to Find It
Investors are urged to review carefully and consider all public filings by Access National and Middleburg with the Securities and Exchange Commission (the “SEC”), including but not limited to their Annual Reports on Form 10-K, their proxy statements, their Quarterly Reports on Form 10-Q, and their Current Reports on Form 8-K. The documents filed with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov. The documents filed by Access National with the SEC may also be obtained free of charge at Access National’s website at www.accessnationalbank.com or by requesting them in writing to Access National Corporation, 1800 Robert Fulton Drive, Suite 300, Reston, VA 20191, Attention: Investor Relations. The documents filed by Middleburg with the SEC may also be obtained free of charge at Middleburg’s website at www.middleburgbank.com or by requested them in writing to Middleburg Financial Corporation, 111 West Washington Street, Middleburg, Virginia 20117, Attention: Investor Relations.

In connection with the proposed transaction, Access National has filed a registration statement on Form S-4 with the SEC which includes a joint proxy statement of Access National and Middleburg and a prospectus of Access National. Once the registration statement is declared effective, a definitive joint proxy statement/prospectus will be sent to the shareholders of each company seeking the required shareholder approvals. Before making any voting or investment decision, investors and security holders of Access National and Middleburg are urged to read carefully the entire registration statement and joint proxy statement/prospectus when they become available, including any amendments thereto, because they will contain important information about the proposed transaction. Free copies of these documents may be obtained as described above.

Access National, Middleburg and certain of their directors and executive officers may be deemed participants in the solicitation of proxies from Access National and Middleburg shareholders in connection with the proposed transaction. Information about the directors and officers of Access National and their ownership of Access National common stock is set forth in the definitive proxy statement for Access National’s 2016 annual meeting of shareholders, as previously filed with the SEC on April 18, 2016. Information about the directors and officers of Middleburg and their ownership of Middleburg common stock is set forth in the definitive proxy statement for Middleburg’s 2016 annual meeting of shareholders, as previously filed with the SEC on April 12, 2016. Investors may obtain additional information regarding the interests of such participants by reading the registration statement and the joint proxy statement/prospectus when they become available. Free copies of these documents may be obtained as described above.

MIDDLEBURG FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands, except for share and per share data)

	(Unaudited)
	December 31, 2016	December 31, 2015
ASSETS
Cash and due from banks	$6,989	$5,489
Interest bearing deposits with other banks	21,555	33,739
Total cash and cash equivalents	28,544	39,228
Securities held to maturity, fair value of $10,095 and $4,163, respectively	10,683	4,207
Securities available for sale, at fair value	301,567	374,571
Restricted securities, at cost	4,542	6,411
Loans, net of allowance for loan losses of $11,404 and $11,046, respectively	848,693	794,635
Premises and equipment, net	19,021	19,531
Goodwill and identified intangibles, net	3,465	3,636
Other real estate owned, net of valuation allowance	5,073	3,345
Bank owned life insurance	23,925	23,273
Accrued interest receivable and other assets	27,130	26,026
TOTAL ASSETS	$1,272,643	$1,294,863

LIABILITIES
Deposits:
Non-interest bearing demand deposits	$248,567	$235,897
Savings and interest bearing demand deposits	578,851	560,328
Time deposits	225,640	244,575
Total deposits	1,053,058	1,040,800
Securities sold under agreements to repurchase	34,864	26,869
Federal Home Loan Bank borrowings	39,500	85,000
Subordinated notes	5,155	5,155
Accrued interest payable and other liabilities	13,387	13,485
TOTAL LIABILITIES	1,145,964	1,171,309
Commitments and contingencies
SHAREHOLDERS' EQUITY
Common stock ($2.50 par value; 20,000,000 shares authorized, 7,205,066 and 7,085,217, issued and outstanding, respectively)	17,608	17,330
Capital surplus	45,716	44,155
Retained earnings	64,755	60,392
Accumulated other comprehensive income (loss)	(1,400)	1,677
TOTAL SHAREHOLDERS' EQUITY	126,679	123,554
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,272,643	$1,294,863

MIDDLEBURG FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Income
(In thousands, except for per share data)
	(Unaudited)
	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2016	2015	2016	2015
INTEREST INCOME
Interest and fees on loans	$8,398	$7,995	$33,795	$32,479
Interest and dividends on securities
Taxable	1,756	1,992	7,406	7,628
Tax-exempt	397	449	1,700	1,803
Dividends	72	69	310	265
Interest on deposits with other banks and federal funds sold	41	22	164	106
Total interest and dividend income	10,664	10,527	43,375	42,281
INTEREST EXPENSE
Interest on deposits	865	882	3,535	3,462
Interest on securities sold under agreements to repurchase	1	—	3	64
Interest on FHLB borrowings and other debt	182	174	886	681
Total interest expense	1,048	1,056	4,424	4,207
NET INTEREST INCOME	9,616	9,471	38,951	38,074
Provision for loan losses	1,800	2,700	1,853	2,293
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	7,816	6,771	37,098	35,781
NON-INTEREST INCOME
Service charges on deposit accounts	286	258	1,154	1,061
Trust services income	1,185	1,156	4,643	4,785
ATM fee income, net	197	204	762	797
Gains (losses) on sales of loans held for sale, net	9	(4)	32	(1)
Gains on sales of securities available for sale, net	1,043	2	1,554	140
Commissions on investment sales	138	132	555	547
Bank owned life insurance	164	167	652	656
Other operating income	894	442	1,386	1,636
Total non-interest income	3,916	2,357	10,738	9,621
NON-INTEREST EXPENSE
Salaries and employee benefits	4,605	3,771	18,757	18,435
Occupancy and equipment	1,317	1,383	5,254	5,436
Amortization	210	193	838	671
Computer operations	659	801	2,582	2,337
Other real estate owned, net	24	(1)	363	284
Other taxes	238	231	947	915
Federal deposit insurance	142	203	748	786
Audits and exams	136	114	589	585
Legal and advisory fees	1,342	328	2,407	1,029
Other operating expenses	1,347	1,115	4,474	4,379
Total non-interest expense	10,020	8,138	36,959	34,857
Income before income taxes	1,712	990	10,877	10,545
Income tax expense	620	209	2,813	2,715
NET INCOME	$1,092	$781	$8,064	$7,830
Earnings per share:
Basic	$0.15	$0.11	$1.13	$1.10
Diluted	$0.15	$0.11	$1.13	$1.09
Dividends per common share	$0.13	$0.13	$0.52	$0.46

MIDDLEBURG FINANCIAL CORPORATION AND SUBSIDIARIES
Quarterly Summary of Consolidated Statements of Income
(Unaudited, Dollars In thousands, except for per share data)
	For the Three Months Ended
	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015
INTEREST INCOME
Interest and fees on loans	$8,398	$8,624	$8,543	$8,230	$7,995
Interest and dividends on securities
Taxable	1,756	1,585	1,992	2,073	1,992
Tax-exempt	397	411	440	452	449
Dividends	72	82	87	69	69
Interest on deposits with other banks and federal funds sold	41	35	40	48	22
Total interest and dividend income	10,664	10,737	11,102	10,872	10,527
INTEREST EXPENSE
Interest on deposits	865	909	890	871	882
Interest on securities sold under agreements to repurchase	1	1	—	1	—
Interest on FHLB borrowings and other debt	182	210	243	251	174
Total interest expense	1,048	1,120	1,133	1,123	1,056
NET INTEREST INCOME	9,616	9,617	9,969	9,749	9,471
Provision for (recovery of) loan losses	1,800	(297)	50	300	2,700
NET INTEREST INCOME AFTER PROVISION FOR (RECOVERY OF) LOAN LOSSES	7,816	9,914	9,919	9,449	6,771
NON-INTEREST INCOME
Service charges on deposit accounts	286	303	286	279	258
Trust services income	1,185	1,168	1,132	1,158	1,156
ATM fee income, net	197	190	211	164	204
Gains (losses) on sales of loans held for sale, net	9	11	3	9	(4)
Gains on sales of securities available for sale, net	1,043	138	210	163	2
Commissions on investment sales	138	133	152	132	132
Bank owned life insurance	164	165	163	160	167
Other operating income	894	136	213	143	442
Total non-interest income	3,916	2,244	2,370	2,208	2,357
NON-INTEREST EXPENSE
Salaries and employee benefits	4,605	4,727	4,613	4,812	3,771
Occupancy and equipment	1,317	1,262	1,261	1,414	1,383
Amortization	210	210	209	209	193
Computer operations	659	605	598	720	801
Other real estate owned, net	24	183	(11)	167	(1)
Other taxes	238	237	237	235	231
Federal deposit insurance	142	215	216	175	203
Audits and exams	136	136	165	152	114
Legal and advisory fees	1,342	494	350	221	328
Other operating expenses	1,347	1,105	1,113	909	1,115
Total non-interest expense	10,020	9,174	8,751	9,014	8,138
Income before income taxes	1,712	2,984	3,538	2,643	990
Income tax expense	620	720	885	588	209
NET INCOME	$1,092	$2,264	$2,653	$2,055	$781
Earnings per share:
Basic	$0.15	$0.32	$0.37	$0.29	$0.11
Diluted	$0.15	$0.32	$0.37	$0.29	$0.11
Dividends per common share	$0.13	$0.13	$0.13	$0.13	$0.13

MIDDLEBURG FINANCIAL CORPORATION AND SUBSIDIARIES
Selected Financial Data by Quarter
(Unaudited, Dollars in thousands, except for per share data)
	December 31,	September 30,	June 30,	March 31,	December 31,
	2016	2016	2016	2016	2015
BALANCE SHEET RATIOS
Loans to deposits	77.50%	77.50%	80.90%	76.07%	77.41%
Average interest-earning assets to average interest-bearing liabilities	134.84%	134.84%	133.31%	132.30%	136.05%
INCOME STATEMENT RATIOS
Return on average assets (ROA)	0.33%	0.68%	0.80%	0.63%	0.24%
Return on average equity (ROE)	3.36%	7.01%	8.47%	6.63%	2.45%
Net interest margin (1)	3.17%	3.11%	3.26%	3.24%	3.17%
Yield on average earning assets	3.51%	3.47%	3.63%	3.60%	3.52%
Yield on securities	2.73%	2.49%	2.92%	2.95%	2.83%
Yield on loans	3.96%	4.03%	4.11%	4.09%	4.01%
Cost of funds	0.36%	0.38%	0.38%	0.39%	0.37%
Efficiency ratio (5)	77.87%	74.43%	70.08%	73.22%	67.21%
PER SHARE DATA
Dividends	$0.13	$0.13	$0.13	$0.13	$0.13
Book value	17.58	18.15	18.03	17.65	17.44
Tangible book value (4)	17.10	17.66	17.53	17.14	16.93
SHARE PRICE DATA
Closing price	$34.75	$28.28	$27.20	$21.60	$18.48
Diluted earnings multiple (2)	57.92	22.27	18.26	18.52	16.95
Book value multiple (3)	1.98	1.56	1.51	1.22	1.06
COMMON STOCK DATA
Outstanding shares at end of period	7,205,066	7,103,358	7,101,390	7,094,602	7,085,217
Weighted average shares outstanding, basic	7,164,847	7,103,235	7,100,226	7,076,775	7,152,844
Weighted average shares outstanding, diluted	7,197,569	7,160,164	7,153,917	7,107,380	7,171,498
Dividend payout ratio	86.67%	40.63%	35.14%	44.83%	118.18%
CAPITAL RATIOS
Capital to assets	9.95%	9.66%	9.74%	9.29%	9.54%
Leverage ratio	9.73%	9.59%	9.45%	9.40%	9.59%
Common equity tier 1 ratio	15.61%	15.92%	15.44%	15.56%	15.61%
Tier 1 risk based capital ratio	16.25%	16.57%	16.08%	16.22%	16.27%
Total risk based capital ratio	17.50%	17.83%	17.34%	17.47%	17.52%
CREDIT QUALITY
Net charge-offs (recoveries) to average loans	0.19%	(0.004)%	(0.018)%	0.002%	0.39%
Total nonperforming loans to total loans	2.27%	2.29%	2.29%	2.46%	2.62%
Total nonperforming assets to total assets	2.00%	1.78%	1.84%	1.86%	1.97%
Nonaccrual loans to:
Total loans	0.73%	0.79%	0.82%	0.94%	1.09%
Total assets	0.50%	0.50%	0.53%	0.57%	0.68%
Allowance for loan losses to:
Total loans	1.33%	1.32%	1.35%	1.37%	1.37%
Nonperforming assets	44.82%	47.12%	47.72%	45.22%	43.30%
Nonaccrual loans	179.90%	167.09%	165.24%	146.25%	125.75%
NONPERFORMING ASSETS
Loans delinquent 90+ days and still accruing	$781	$248	$179	$511	$278
Nonaccrual loans	6,339	6,703	6,976	7,747	8,784
Restructured loans (not in nonaccrual)	12,410	12,386	12,407	12,027	12,058
Other real estate owned	5,073	3,387	3,553	3,727	3,345
Repossessed assets	843	1,043	1,043	1,043	1,043
Total nonperforming assets	$25,446	$23,767	$24,158	$25,055	$25,508

(1)
The net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Tax equivalent net interest income is calculated by grossing up interest income for the amounts that are non taxable (i.e., municipal income) then subtracting interest expense. The tax rate utilized is 34%. The Company’s net interest margin is a common measure used by the financial services industry to determine how profitably earning assets are funded. Because the Company earns non taxable interest income due to the mix in its investment and loan portfolios, net interest income for the ratio is calculated on a tax equivalent basis as described above. This calculation excludes net securities gains and losses.

(2)
The diluted earnings multiple is calculated by dividing the period’s closing market price per share by the annualized diluted earnings per share for the period. The diluted earnings multiple is a measure of how much an investor may be willing to pay for $1.00 of the Company’s earnings.

(3)
The book value multiple (or price to book ratio) is calculated by dividing the period’s closing market price per share by the period’s book value per share. The book value multiple is a measure used to compare the Company’s market value per share to its book value per share.

(4)
Tangible book value is not a measurement under accounting principles generally accepted in the United States. It is computed by subtracting identified intangible assets and goodwill from total Middleburg Financial Corporation shareholders’ equity and then dividing the result by the number of shares of common stock issued and outstanding at the end of the accounting period.

(5)
The efficiency ratio is not a measurement under accounting principles generally accepted in the United States. It is calculated by dividing non-interest expense (adjusted for amortization of intangibles, other real estate expenses, and non-recurring one-time charges) by the sum of tax equivalent net interest income and non-interest income excluding gains and losses on the investment portfolio. The tax rate utilized in calculating tax equivalent amounts is 34%. The Company calculates and reviews this ratio as a means of evaluating operational efficiency.

MIDDLEBURG FINANCIAL CORPORATION AND SUBSIDIARIES Average Balances, Income and Expenses, Yields and Rates (Unaudited)
	Three months ended December 31,
	2016			2015
	Average Balance	Income/ Expense	Yield/ Rate (2)	Average Balance	Income/ Expense	Yield/ Rate (2)
	(Dollars in thousands)
Assets:
Securities:
Taxable	$304,429	$1,828	2.39%	$332,163	$2,061	2.46%
Tax-exempt (1)	49,236	602	4.86%	51,884	681	5.21%
Total securities	$353,665	$2,430	2.73%	$384,047	$2,742	2.83%
Loans:
Taxable	$842,541	$8,394	3.96%	$791,590	$7,989	4.00%
Tax-exempt (1)	540	7	5.16%	578	8	5.49%
Total loans (3)	$843,081	$8,401	3.96%	$792,168	$7,997	4.01%
Interest on deposits with other banks and federal funds sold	36,373	41	0.45%	38,348	22	0.23%
Total earning assets	$1,233,119	$10,872	3.51%	$1,214,563	$10,761	3.52%
Less: allowance for loan losses	(11,169)			(11,733)
Total nonearning assets	81,596			79,695
Total assets	$1,303,546			$1,282,525
Liabilities:
Interest-bearing deposits:
Checking	$345,794	$191	0.22%	$345,525	$177	0.20%
Regular savings	132,795	62	0.19%	125,947	59	0.19%
Money market savings	83,720	52	0.25%	78,918	40	0.20%
Time deposits:
$100,000 and over	141,318	310	0.87%	144,440	320	0.88%
Under $100,000	107,087	250	0.93%	102,586	286	1.11%
Total interest-bearing deposits	$810,714	$865	0.42%	$797,416	$882	0.44%
Securities sold under agreements to repurchase	34,382	1	0.01%	28,663	—	—%
FHLB borrowings and other debt	55,818	182	1.30%	66,677	174	1.03%
Federal funds purchased	54	—	—%	—	—	—%
Total interest-bearing liabilities	$900,968	$1,048	0.46%	$892,756	$1,056	0.47%
Non-interest bearing liabilities:
Demand deposits	259,706			248,536
Other liabilities	13,644			15,016
Total liabilities	$1,174,318			$1,156,308
Shareholders' equity	129,228			126,217
Total liabilities and shareholders' equity	$1,303,546			$1,282,525
Net interest income		$9,824			$9,705
Interest rate spread			3.04%			3.05%
Cost of Funds			0.36%			0.37%
Interest expense as a percent of average earning assets			0.34%			0.34%
Net interest margin			3.17%			3.17%

(1)	Income and yields are reported on tax equivalent basis assuming a federal tax rate of 34%.

(2)	All yields and rates have been annualized on a 366 day year for 2016 and 365 day year for 2015.

(3)	Total average loans include loans on non-accrual status.

MIDDLEBURG FINANCIAL CORPORATION AND SUBSIDIARIES Average Balances, Income and Expenses, Yields and Rates (Unaudited)
	Twelve months ended December 31,
	2016			2015
	Average Balance	Income/ Expense	Yield/ Rate (2)	Average Balance	Income/ Expense	Yield/ Rate (2)
	(Dollars in thousands)
Assets:
Securities:
Taxable	$320,250	$7,716	2.41%	$319,705	$7,893	2.47%
Tax-exempt (1)	50,373	2,576	5.11%	51,732	2,732	5.28%
Total securities	$370,623	$10,292	2.78%	$371,437	$10,625	2.86%
Loans:
Taxable	$834,810	$33,773	4.05%	$771,207	$32,457	4.21%
Tax-exempt (1)	604	33	5.46%	609	33	5.42%
Total loans (3)	$835,414	$33,806	4.05%	$771,816	$32,490	4.21%
Interest on deposits with other banks and federal funds sold	40,672	164	0.40%	49,201	106	0.22%
Total earning assets	$1,246,709	$44,262	3.55%	$1,192,454	$43,221	3.62%
Less: allowance for loan losses	(11,311)			(11,853)
Total nonearning assets	80,980			77,456
Total assets	$1,316,378			$1,258,057
Liabilities:
Interest-bearing deposits:
Checking	$351,764	$767	0.22%	$343,026	$693	0.20%
Regular savings	130,357	241	0.18%	119,989	223	0.19%
Money market savings	77,763	185	0.24%	70,239	136	0.19%
Time deposits:
$100,000 and over	146,406	1,290	0.88%	138,860	1,220	0.88%
Under $100,000	111,097	1,052	0.95%	106,023	1,190	1.12%
Total interest-bearing deposits	$817,387	$3,535	0.43%	$778,137	$3,462	0.44%
Securities sold under agreements to repurchase	31,076	3	0.01%	30,095	64	0.21%
FHLB borrowings and other debt	79,751	886	1.11%	68,977	681	0.99%
Federal funds purchased	15	—	—%	1	—	—%
Total interest-bearing liabilities	$928,229	$4,424	0.48%	$877,210	$4,207	0.48%
Non-interest bearing liabilities:
Demand deposits	247,214			241,996
Other liabilities	13,832			13,602
Total liabilities	$1,189,275			$1,132,808
Shareholders' equity	127,103			125,249
Total liabilities and shareholders' equity	$1,316,378			$1,258,057
Net interest income		$39,838			$39,014
Interest rate spread			3.07%			3.14%
Cost of Funds			0.38%			0.38%
Interest expense as a percent of average earning assets			0.35%			0.35%
Net interest margin			3.20%			3.27%

(1)	Income and yields are reported on tax equivalent basis assuming a federal tax rate of 34%.

(2)	All yields and rates have been annualized on a 366 day year for 2016 and 365 day year for 2015.

(3)	Total average loans include loans on non-accrual status.